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             EXHIBIT 10(i): PAYCHEX, INC. DEFERRED COMPENSATION PLAN

1.       PRELIMINARY MATTERS

         1.1. Name. The Plan evidenced by this instrument shall be known as the Paychex, Inc. Deferred Compensation Plan.

         1.2. Purpose. The sole and exclusive purpose of the Plan is to enable a select group of highly compensated and/or management employees of the Corporation and Directors of the Corporation to defer income tax on a portion of their Compensation.

2.       DEFINITIONS

         2.1.     "Board" means the Board of Directors of the Corporation.

         2.2. "Change in Control" means: (i) one or more changes in the ownership of stock of the Corporation if after the change or changes, at least 50 percent of the total combined voting power of all classes of stock of the Corporation is actually or constructively owned by one person, corporate or otherwise; or (ii) the transfer by the Corporation, in one or more transactions, of all or substantially all of its assets to another person, corporate or otherwise, or group of related persons, whether by sale, merger, consolidation, or other arrangement. The Board shall make the final determination of whether a Change in Control has occurred.

         2.3. "Compensation" means taxable wages paid by the Corporation for services rendered by the Participant including contributions made to the Paychex, Inc. 401(k) Incentive Retirement Plan, excluding reimbursements of moving expenses, stock option income, the imputed value of group-term life insurance,
                  Section 125 contributions, and amounts distributed from the Paychex, Inc. 401(k) Incentive Retirement Plan. With respect to a Director of the Corporation, "Compensation" means Director's fees.

         2.4. "Committee" means the Deferred Compensation Plan Committee of the Corporation, as duly appointed from time to time.

         2.5. "Corporation" means Paychex, Inc., or any other corporation that is a member of the same affiliated group (as defined in Section 1504(a) of the Internal Revenue Code) and adopts the Plan.

         2.6. "Deferred Compensation Account" or "Accounts" means the account established by the Corporation for a Participant pursuant to Section 3.3 of the Plan.

         2.7. "Designated Fund" means any mutual fund selected by the Committee to be an investment alternative under the Plan. The Committee has sole authority to determine the funds that may be used as investment alternatives under the Plan and may add, delete or substitute funds from time to time.

         2.8. "Participant" means an employee or Director of the Corporation who has been designated by the Committee as eligible to participate in the Plan, and who has signed a written deferral election pursuant to Section 3.2 of the Plan.

         2.9. "Plan" means the Paychex, Inc. Deferred Compensation Plan as set forth in this document or as amended from time to time.

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         2.10.    "Termination Date" means, with respect to each Participant, the date on which the Participant terminates active employment with the Corporation. For purposes of this definition, (i) payments for accrued vacation time or sick leave following an employment termination shall not constitute active employment, and (ii) the period of any paid or unpaid leave shall not be treated as a termination of active employment unless and until the Corporation or the Participant gives notice that the Participant will not return to active employment with the Corporation.

         2.11.    "Valuation Date" means each date set by the Committee, under
                  Section 3.4 of the Plan, for crediting investment returns to Accounts.

3.       BENEFITS

         3.1. Eligibility. The Plan is available to (a) Directors of the Corporation and (b) employees of the Corporation who are designated as eligible by the Committee. The determination as to whether an employee of the Corporation is eligible to participate in the Plan is within the sole and complete discretion of the Committee. Notwithstanding the foregoing, no employee may be designated as eligible unless the employee belongs to "a select group of management or highly compensated employees" as described in Title I of ERISA.

         3.2. Deferral Elections. A Participant may elect to defer the receipt of a portion of the Compensation otherwise payable to him by delivering prior written notice to the Committee. Deferral elections and modifications of existing elections, shall take effect on the first day of January and July each year (the normal enrollment periods), and on any additional dates determined by the Committee. Once made, the Participant's election shall be irrevocable and remain in effect until the next enrollment period established by the Committee at which point the election may be modified or superseded in a new written election delivered to the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to change a deferral election outside the normal enrollment periods if the Committee believes such change is appropriate. All elections shall be made in the form and manner prescribed by the Committee in its sole discretion.

         3.3. Establishment of Deferred Compensation Accounts. Subject to the provisions of Section 3.7 of the Plan, the Corporation shall establish on its books a Deferred Compensation Account in the name of each Participant who elects to defer the receipt of a portion of Compensation pursuant to Section 3.2 of the Plan. Each deferral of Compensation by a Participant shall, as of a date determined by the Committee on a uniform and consistent basis for all Participants in the Plan, nominally be credited to the Participant's Deferred Compensation Account. The Corporation is under no obligation to segregate or otherwise set aside amounts nominally credited to any Participant's Deferred Compensation Account.

         3.4. Deemed Investment Returns. Participants shall elect, as part of the written notice described in Section 3.2 of the Plan, to have all amounts credited to their Deferred Compensation Account deemed to earn income, or suffer loss, at the rate of increase or decrease in the value of one or more Designated Funds. Amounts of income or loss shall be added to, or subtracted from, Participants' Deferred

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                  Compensation Accounts on the Valuation Dates determined by the
                  Committee on a uniform and consistent basis for all Participants in the Plan.

         3.5. Reallocation Among Designated Indexes or Funds. Participants may change the allocation of investments of future contributions to or existing balances in their Deferred Compensation Accounts among any of the Designated Funds at such times and in such manner as determined by the Committee.

         3.6. Maintenance of Records. The Committee shall maintain records, including records relating to the amount nominally credited to each Participant's Deferred Compensation Account for all Participants who elect to defer the receipt of a portion of their Compensation pursuant to the Plan. These records shall indicate the effective date and amount of each deferral as well as any income or loss credited to, or debited from, a Participant's Deferred Compensation Account. The Committee shall, no less frequently than once a year, deliver to each Participant a statement of all amounts credited to his Deferred Compensation Account.

         3.7. No Property Rights or Fiduciary Relationships Created. The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Corporation and is subject to the claims of the creditors of the Corporation in the event of the Corporation's insolvency or bankruptcy. Accordingly, the rights of any Participant to amounts nominally credited to a Participant's Deferred Compensation Account shall be no greater than the right of any unsecured general creditor of the Corporation. Title to and beneficial ownership of all assets the Corporation may identify for the distribution of amounts under the Plan shall remain at all times in the Corporation, and no Participant shall have an interest in specific assets of the Corporation, including amounts nominally credited to a Participant's Deferred Compensation Account, by virtue of the Plan. Neither the existence of the Plan nor the creation of the Deferred Compensation Accounts on behalf of Participants shall create or be construed to create a trust of any kind or any type of fiduciary relationship between the Corporation and any Participant.

4.       DISTRIBUTIONS

         4.1.     Payment of Benefits. In the first deferral election made under
                  Section 3.2 of the Plan, each Participant shall specify the date and method of payment for amounts credited to his Deferred Compensation Account. All elections shall be made in the form and manner prescribed by the Committee.

                  4.1.1. Timing. Participants may elect to begin receiving payment of amounts credited to their Deferred Compensation Accounts on any one of the following dates: (i) the Participant's Termination Date; (ii) the date on which the Participant retires from active employment (including self-employment); or (iii) a specific date selected by the Participant. Payments shall begin as soon as administratively practical after the payment date selected by the Participant. If a Participant elects to commence distributions on a specified date and the Participant is an active employee or Director of the Corporation

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                           on such date, the Participant may continue to
                           participate in the Plan by electing during any following open enrollment period to make future deferrals; provided that the following conditions are satisfied:

                           - the Participant's participation is suspended and future deferrals will not be permitted until the Participant receives all amounts credited to the Participant's Deferred Compensation Account; and

                           - after such suspension, the Participant re-enrolls in the Plan (at which time the Participant can make a new election as to the commencement date and form of payment that will apply to the new Deferred Compensation Account that the Committee will establish for the Participant to track new deferrals).

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                  4.1.2.   Method. Participants may elect to receive payment of
                           their Deferred Compensation Accounts in one lump sum, or in annual installments over a term of years (not to exceed ten) specified by Participants in their initial or subsequent elections. If Participants elect to receive their payment in annual installments, subsequent payments shall continue in January of each succeeding year, and each payment shall equal the amount credited to the Participant's Deferred Compensation Account divided by the remaining number of annual installments selected by the Participant. A Participant's Deferred Compensation Account shall be credited with deemed investment returns pursuant to Section 3.4 of the Plan until all payments have been made to the Participant or his designated beneficiary.

                  4.1.3. Suspension of Payments. If a Participant who has installment payments from the Plan pursuant to an election made under Section 4.1.1(i) or (ii) above is reemployed by the Corporation and again becomes eligible for participation in the Plan, then all payments shall cease until the Participant again satisfies the conditions of Section 4.1.1(i) or (ii) of the Plan. The payment elections previously made by the Participant under the Plan shall apply to any compensation deferred after re-employment.

         4.2. One-Time Modification. A Participant may change the method of payment initially elected by filing a written election with the Committee at any time up to 12 months prior to the date payments would otherwise have commenced under the Plan. Any change of an earlier election that is made within 12 months of the date payments commence under the Plan shall be disregarded by the Committee. A Participant may also defer the date that payments are to commence to a subsequent date by filing a written election with the Committee at any time up to 12 months prior to the date payments would otherwise have commenced under the Plan. Any change of an earlier election that is made within 12 months of the date payments commence under the Plan shall be disregarded by the Committee. A Participant may not elect to defer the commencement date or form of payment the Participant initially elected for receiving benefits more than once.

         4.3. Benefits Payable Upon Death. Participants may designate a beneficiary to receive payments of their benefits under this Plan in the event of their death. Beneficiary designations shall be made in a form and manner prescribed by the Committee. Participants may change their designations at any time by making a subsequent designation. In the event that a Participant dies before the payments of all amounts credited to his Deferred Compensation Account, any remaining balance in the Account shall be paid to his designated beneficiary in a single cash sum. If a Participant dies without having designated a beneficiary, or if the designated beneficiary predeceases the Participant, a single cash sum payment of all amounts due to the Participant shall be made to the Participant's estate.

         4.4. Benefits Payable Upon Unanticipated Emergency. In the event of an unanticipated emergency that would result in severe financial hardship, a

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                  Participant may request the Committee to make a distribution to him of all or a portion of the amounts deferred under this Plan. The hardship must result from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or similar extraordinary and unforeseeable circumstances which are beyond the control of the Participant, and which cannot be relieved by reimbursement through insurance, liquidation of the Participant's assets (to the extent that the liquidation itself would not cause severe financial hardship), or the cessation of deferral contributions under this Plan or any other plan maintained by the Corporation. The amount of the distribution shall be no greater than the amount necessary to meet the emergency and to pay any income tax due on the withdrawal. The decision to make a distribution to the Participant shall be made by the Committee in its sole discretion.

         4.5. Tax Consequences of Contributions/Distributions. Amounts deferred into the Plan and distributions from the Plan are subject to all applicable federal, state, and local employment taxes and appropriate withholdings on such amounts will be made to the extent required by applicable law.

5.       AMENDMENT AND TERMINATION OF THE PLAN

         5.1. Amendment. The Corporation may amend the Plan at any time or from time to time by a written instrument executed by an officer of the Corporation and approved by the Board.

         5.2. Termination by the Corporation. The Plan is intended by the Corporation to be a long-term program for the deferral of income by Participants. The Corporation, by action of the Board, nevertheless reserves the right to terminate the Plan at any time and for any reason. Upon termination of the Plan, all amounts held in the Participants' Deferred Compensation Accounts, determined as of the date of termination, shall be distributed to Participants within thirty days.

         5.3. Termination Upon Change in Control. In the event of a Change in Control, the Plan shall immediately terminate, and all amounts held in a Participant's Deferred Compensation Account, determined as of the date of termination, shall be distributed to the Participants within thirty days.

6.       MISCELLANEOUS

         6.1. No Employment Rights Conferred. The adoption and maintenance of the Plan shall not be deemed to constitute an employment contract between the Corporation and any Participant or to be in consideration for, or an inducement to or condition of, the employment of any person. Nothing herein contained shall be deemed to: (i) give to any Participant the right to be retained in the employment of the Corporation; (ii) interfere with the right of the Corporation to discharge any Participant at any time; (iii) give to the Corporation the right to require any Participant to remain in its employment; or (iv) interfere with any Participant's right to terminate his employment with the Corporation at any time.

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         6.2.     No Compensation for Other Purposes. Amounts deferred under the terms of the Plan and distributions paid under the Plan shall not be treated as compensation to the Participant for purposes of any qualified retirement plan maintained by the Corporation or for purposes of any other benefit obligations of the Corporation, unless otherwise provided under the terms of the relevant plan.

         6.3. Spendthrift Provision. Except to the extent that this provision may be contrary to law, the rights of Participants under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary.

         6.4. Impossibility of Performance. In the event that it becomes impossible for the Corporation to perform any act under the Plan, that act shall be performed which in the judgment of the Corporation will most nearly carry out the intent and purposes of the Plan.

         6.5. Interpretation/Administration. The Committee shall have full discretionary power and authority to interpret this Plan and decide any and all questions arising in the application of its terms. The interpretation and construction of this Plan by the Committee, and any actions taken by the Committee, shall be binding and conclusive upon all parties. The Committee also has full discretionary authority to administer the Plan. The Committee's powers include the power, in its sole discretion and consistent with the terms of the Plan, to determine who is eligible to participate in this Plan, to determine the amount of benefits payable under the Plan, to determine when and how amounts are allocated to a Participant's Deferred Compensation Account, to establish rules for determining when and how elections can be made, to adopt any rules relating to administering the Plan and to take any other action it deems appropriate to administer the Plan.

         6.6. Claims Procedures. The Committee shall maintain a procedure under which a Participant or a Participant's beneficiary (hereinafter called "claimant") whose claim for benefits under the Plan has been denied will receive written notice which clearly sets forth the specific reason or reasons for such denial, the specific plan provision or provisions on which the denial is based, any additional information necessary for the claimant to perfect the claim, if possible, (including an explanation of why such additional information is needed), and an explanation of the Plan's claims review procedures. Such procedures shall allow a claimant 60 days after receipt of the written notice of denial to request a review of such denied claim, and the Committee shall make its decision based on such review within 60 days (120 days if special circumstances require more time) of its receipt of the request for review. The decision on review shall be in writing and shall clearly describe the reasons for the Committee's decision. The decisions of the Committee shall be final and binding on the Participant and beneficiary.

         6.7. Governing Law. All legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of New York.

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         IN WITNESS WHEREOF, Paychex, Inc. has caused this instrument to be executed effective as of February 1, 2002.

                                             PAYCHEX, INC.

                                             By: /S/ John M. Morphy
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